EXHIBIT 11
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                             TEXFI INDUSTRIES, INC.
                             ----------------------
                        COMPUTATION OF EARNINGS PER SHARE
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                                                   Thirteen Weeks Ended
                                                 January 30,   January 31,
                                                    1998         1997
                                                 -----------   -------------
                                                  Restated
NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
  Balance at beginning and end of period .........    8,859,098     8,735,491
                                                     ==========   ===========

BASIC:
  Net (loss) income ..............................  $  (897,000)  $ 1,047,000
                                                    ===========   ===========

Weighted average number of common
     shares outstanding ..........................    8,859,098     8,735,491
                                                     ==========   ===========

  Per common share amounts:
       Net (loss) income .........................   $     (.10)  $       .12
                                                     ==========   ===========


DILUTED:
  Net (loss) income ..............................  $  (897,000)  $ 1,153,000
                                                    ===========   ===========

Weighted average number of shares outstanding:
  Common stock outstanding for the period based
    on a daily weighted average ..................   8,859,098     8,735,491
  Common stock equivalents - outstanding stock
    options computed on the treasury stock method
    by using average market prices ...............          --       121,093
                                                    ----------    ----------
                                                     8,859,098     8,856,584
  Increase in common shares assuming conversion
    of the 11-1/4% Convertible Senior Subordinated
    Debentures ...................................        --         548,647
                                                    ----------    ----------

Weighted average number of common
    shares outstanding ...........................   8,859,098     9,385,231
                                                   ===========   ===========


Per common share amounts: Excluding convertible
  debenture shares:
      Net (loss) income ........................   $      (.10)   $      .12
                                                   ===========    ==========
  Including convertible Debenture Shares:
      Net (loss) income ........................   $      (.10)   $      .12
                                                   ===========    ==========